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Contact: Thomas L. Carter, Chief Financial Officer, (317) 715-4195


HAAS RESIGNS POSITION ON CART BOARD OF DIRECTORS

INDIANAPOLIS (October 3, 2003) - Championship Auto Racing Teams, Inc. (NYSE:
MPH) announced today that team owner Carl Haas, who along with Paul Newman are the co-owners of Newman Haas Racing, resigned his position on September 22, 2003 as a member of the Championship Auto Racing Teams, Inc. Board of Directors.

Chris Pook, CART's President and CEO, offered his thanks to Mr. Haas for the contributions he made as a Board member. "Throughout his tenure on Championship's Board of Directors, Carl has provided a wealth of experience and insight," Pook said. "We appreciate the time and effort he has devoted to CART, his vision and his support of the series, its shareholders and the sport."

Mr. Haas stated, "My resignation should not be construed as a current lack of support for CART." Mr. Newman stated, "I am committed to CART, that's the end of the discussion."


ABOUT CHAMPIONSHIP AUTO RACING TEAMS, INC.

Championship Auto Racing Teams, Inc. (NYSE: MPH) owns, operates and markets the 2003 Bridgestone Presents The Champ Car World Series Powered by Ford. Veteran racing teams such as Newman/Haas Racing, Player's/Forsythe Racing, Team Rahal, Patrick Racing and Walker Racing will compete with many new teams this year in pursuit of the Vanderbilt Cup. CART Champ Cars are thoroughbred racing machines that reach speeds in excess of 200 miles per hour, showcasing the technical expertise of manufacturers such as Ford Motor Company, Lola Cars, Reynard Motorsport and Bridgestone/Firestone North American Tire, LLC. The 19-race 2003 Bridgestone Presents The Champ Car World Series Powered by Ford will be broadcast by television partners CBS and SPEED Channel. CART also owns and operates its top development series, the Toyota Atlantic Championship. Learn more about CART'S open-wheel racing series at www.champcarworldseries.com.